Exhibit 4(k)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

EARNINGS OPTIMIZER DEATH BENEFIT RIDER

Rider Date: [October 1, 2015]

Guaranteed Maximum Annual Rider Charge Rate: [X.XX%]

Initial Annual Rider Charge Rate: [X.XX%]

This Rider is part of the Contract to which it is attached.  In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.  Otherwise, all other provisions of the Contract will continue to apply.  Once selected, the Owner cannot terminate this Rider. This Rider will continue in effect on and after the Periodic Income Commencement Date under the Variable Annuity Payment Option Rider (VAPOR), in lieu of any provisions in the VAPOR to the contrary, subject to the limitations stated in the Rider Termination section below.   The Rider Charge described herein is in addition to the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE shown in the Contract Specifications and the Mortality and Expense Risk Charge and Administrative Charge shown in the Contract Benefit Data Page for the VAPOR.

All references in this Rider to Contract Value will be construed to mean Account Value if the VAPOR is in effect.

Definitions

Death Benefit Reductions – are the amounts by which Purchase Payments are reduced when determining the Death Benefit, Contract Earnings, Earnings Limit, and Rider Charge under this Rider.  Reductions are made whenever a Withdrawal occurs or a Periodic Income Payment is made under the VAPOR.  Purchase Payments after Death Benefit Reductions are applied as described below will never be less than $0:

1.	Death Benefit Reductions will reduce Purchase Payments as follows for purposes of determining the Death Benefit under item 2. of the Determination of Amounts provision and Contract Earnings:

(a)	For each Periodic Income Payment paid under the VAPOR, the reduction of the Account Value due to the Periodic Income Payment will be applied to the Purchase Payments as the Death Benefit Reduction.

(b)
For each Withdrawal made under the Contract [prior to the Rider Date of the Variable Annuity Living Benefits Rider and after the termination of the Variable Annuity Living Benefits Rider], Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

(c)	[For Withdrawals made while the Variable Annuity Living Benefits Rider is in force:

For Conforming Withdrawals made while the GMWB provision is in effect, the reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Excess Withdrawals made while the GMWB provision is in effect, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.]

2.	Death Benefit Reductions will reduce Purchase Payments as follows for purposes of determining the Earnings Limit and the Rider Charge:

For each Withdrawal made under the Contract, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.  Payment of a Periodic Income Payment under VAPOR is not considered a Death Benefit Reduction for this purpose.

Purchase Payments - for purposes of this Rider, mean the amounts paid into the Contract by the Owner [before deduction of any Sales Charges.]

Rider Date Anniversary - is the same calendar day as the Rider Date each calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date; the Rider Date anniversary shall be the first Valuation Date following such calendar day.

Rider Year - Each twelve-month period starting with the Rider Date and starting with each Rider Date Anniversary thereafter.

[Additional Purchase Payment Restriction

Subject to any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Rider Date Anniversary and after the [70th] birthday of the oldest Owner or Annuitant may not exceed [$100,000] each Rider Year without prior LNL approval. LNL reserves the right to limit future Purchase Payments after the [76th] birthday of the oldest Owner or Annuitant.  If the Contract Value is $0, then no additional Purchase Payments will be accepted.]

Allocation Restriction

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

Determination of Amounts

The following provision hereby replaces the Determination of Amounts provision in Section 6.01 of the Contract:

The Death Benefit provided under this Rider is equal to the greatest of:

1.	the Contract Value on the Valuation Date the Death Benefit is approved by LNL; or

2.
the sum of all Purchase Payments [made on or after the Contract Date and prior to the Contract Date anniversary immediately preceding the [76th ] birthday of the oldest Owner or Annuitant], [minus any Bonus Credits], minus all Death Benefit Reductions, as of the Valuation Date the Death Benefit is approved by LNL, such result never to be less than $0; or

3.
the Contract Value on the Valuation Date the Death Benefit is approved by LNL for payment plus an amount equal to the result of the Enhancement Rate times the lesser of: (a) the Contract Earnings; or (b) the Earnings Limit.  The Enhancement Rate, Contract Earnings and Earnings Limit are described below:

4.
[Age of oldest Owner or Annuitant on the Rider Date]
	[Ages [0-75]	Ages [76+]]
Enhancement Rate equals:	[[X.X%]	[0.0%]]

Contract Earnings equals A minus B where:

A	is the Contract Value as of the date of death of an Owner or Annuitant for whom a death claim is approved by LNL; and

B
is the sum of all Purchase Payments, [minus any Bonus Credits] minus all Death Benefit Reductions, as of the date of death of an Owner or Annuitant for whom a death claim is approved by LNL, such result never to be less than $0.

Earnings Limit equals:

[100%] times the result of C minus D, [unless VAPOR has ever been in effect, in which case the Earnings Limit will equal [XX%] times the result of C minus D], as of the date of death of an Owner or Annuitant for whom a death claim is approved by LNL, such result never to be less than $0, where:

C	is the sum of all Purchase Payments [minus any Bonus Credits]; and

D      is all Death Benefit Reductions as they apply to the Earnings Limit.

Upon the death of an Owner or Annuitant, if the recipient of the Death Benefit is the surviving spouse of the deceased individual:

1.
the surviving spouse may elect to receive the Death Benefit by continuing this Contract as the sole Owner and having LNL pay into this Contract, the excess, if any, of the Death Benefit over the Contract Value on the date the Death Benefit is approved by LNL . This Death Benefit Rider will then terminate; or

2.
if the surviving spouse elects to continue this Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in 1. above, this Death Benefit Rider will continue in effect.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant , if the Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which the death claim is approved by LNL will be paid into the Contract and this Death Benefit Rider will terminate. If at any time the Owner or Annuitant named on this Contract is changed, the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date the death claim for the new Owner or Annuitant is approved by LNL  , except on the death of the original Owner or Annuitant where the surviving spouse elects to continue this Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in 2. above. If at any time all Owners and Annuitants named on this Contract are changed, this Death Benefit Rider will terminate, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue this Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in 2. above.
While this Rider is in effect, any request to change ownership will be subject to LNL approval on a non-discriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

Rider Charge

The Initial Annual Rider Charge Rate is shown on Page 1 of this Rider.  The Rider Charge rate may change as described below, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.  The quarterly Rider Charge rate is the annual Rider Charge rate divided by four.

While this Rider is in effect, a quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date.  The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the greater of A and B, where:

A      is the Contract Value on the Valuation Date the Rider Charge is deducted; and

B	is the sum of all Purchase Payments, [minus any Bonus Credits], minus all Death Benefit Reductions as they apply to the Rider Charge, such result never to be less than $0.

Quarterly Rider Charges will be deducted from each Variable Subaccount and Fixed Account on a proportional basis.  A pro-rata Rider Charge will be deducted upon termination of the Rider, except if the Rider is terminated upon payment of the Death Benefit.

The Rider Charge rate may not change prior to the [20th] Rider Date Anniversary.  Thereafter, the Rider Charge may change every [1] Rider Year[s]. Any change to the Rider Charge rate will occur only on a Rider Date Anniversary and will be subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

Termination of this Rider

The Owner may not terminate this Rider. This Rider will terminate on:

1.	the date the Contract terminates;

2.
the date all Owners and Annuitants named on this Contract are changed, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue this Contract as the sole Owner without electing to have the excess, if any, of the Death Benefit over the current Contract Value paid into this Contract on the date the death claim is approved by LNL;

3.	payment of the Death Benefit under this Rider;

4.	the date the Lifetime Income Period commences under the VAPOR; or

5.	the Annuity Commencement Date.

The Lincoln National Life Insurance Company

/s/ Charles A. Brawley, III, Secretary

AR-590